EXHIBIT 23.1

CONSENT OF INDEPDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Iconic Brands, Inc. (the “Company”) on Form S-1 of our report dated April 13, 2021 relating to the financial statements of the Company as of and for year ended December 31, 2020.

We also consent to the reference to the Firm under the heading Experts in such Registration Statement.

/s/ Qi CPA LLC
Qi CPA LLC (“formerly Fei Qi CPA”)
Elmhurst, New York
November 29, 2021